EXHIBIT 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Sky Financial Group, Inc. on Form S-4, of our report dated January 21, 2003, on the consolidated balance sheet of Sky Financial Group, Inc. as of December 31, 2002 and the related consolidated statements of income, change in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2002, appearing in the Annual Report on Form 10-K of Sky Financial Group, Inc. for the year ended December 31, 2003, and to the reference to us in the second paragraph under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Columbus, Ohio

March 18, 2004